SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                    FORM 8-K


                  Current Report Under Section 13 or 15(d) of
                      The Securities Exchange Act of 1934


     Date of Report (date of earliest event reported):   November 12, 1999
                        Commission File Number: 0-25386


                               FX ENERGY, INC.
             (Exact Name of Registrant as Specified in its Charter)


                  Nevada                            87-0504461
     (State or other jurisdiction of               (IRS Employer
      incorporation or organization)            Identification No.)


           3006 Highland Drive
                Suite 206
           Salt Lake City, Utah                       84106
     (Address of Principal Executive Offices)      (Zip Code)


              Registrant's Telephone Number, including Area Code:
                               (801) 486-5555

                                    N/A
     (Former name, former address, and formal fiscal year, if changed since last report)


                             ITEM 5.  OTHER EVENTS

     FX ENERGY, INC. announced November 12, 1999, that the fourth well in its ten well exploratory drilling program in Poland, the Siedliska #2, was non-commercial. The Siedliska #2 tested Cambrian reservoir rock in east-central Poland. Apache Corporation (NYSE: APA) paid FX Energy's 33.3% share of the well.

     FX Energy also announced rig move-on in the Wilga-2 well, which is expected to spud on or about November 15, 1999, in Block 255 in the extreme northwest of the Lublin concession, approximately 40 miles west of the Siedliska #2 well. The Wilga-2 well is designed to test a Carboniferous structure on trend with the Stezyca oil and gas field in Block 276. Apache will pay FX Energy's 45% share of the well.

     Two additional wells are scheduled to spud yet this year under the exploration agreement between FX Energy and Apache.

     FX also has a small participation in the Andrychow #6 well currently being drilled by the Polish Oil and Gas Company in the Carpathian region of southern Poland.

     FX Energy and its partners are exploring and evaluating approximately 15.8 million acres in Poland. In addition, FX Energy is pursuing acquisition and exploitation opportunities to complement its ongoing long-term exploration program in Poland.

     Apache Corporation is a large oil and gas independent with operations in North America, Egypt, Western Australia, Poland and the People's Republic of China.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated:  November 12, 1999                 FX ENERGY, INC.

                                          By   /s/ Scott J. Duncan
                                            Scott J. Duncan, Vice-President